Exhibit 99.1

Weedmaps Makes Purchasing Cannabis from Retailers Even Easier with In-App Ordering
Apple customers can now place orders from licensed retailers directly within the Weedmaps iOS app
Irvine, Calif -- August 10, 2021 -- Weedmaps, a leading online listings marketplace for cannabis consumers and businesses from WM Technology, Inc., announced today the launch of the brand’s enhanced iOS app that now includes ordering functionality. This new feature not only allows Weedmaps customers to browse and discover cannabis products and deals in their area, but it also allows for orders to be submitted directly with licensed retailers via a single, seamless in-app experience.
Previously, due to the complexities of federal and state regulations imposed on the cannabis industry at large, Weedmaps customers were only able to browse and discover products and licensed retailers before completing orders on a mobile web browser, away from the native app. Apple’s updated policy now allows Weedmaps customers to conduct their entire cannabis shopping experience from within the iOS app on their mobile device.
“Our ability to enable ordering functionality through our mobile iOS app is a game-changer that will improve accessibility for both our customers and business partners alike,” said Justin Dean, Chief Technology Officer at WM Technology, Inc. “We commend companies like Apple that work with industry leaders to find solutions that drive innovation in our space. It’s encouraging to see policies and attitudes toward cannabis shift in a way that promises remarkable growth, and we look forward to introducing an even simpler way to order cannabis from retailers through our platform.”
Along with ordering on the Weedmaps iOS app, consumers will be able to review their order history and can chat with a customer support representative in real-time. Additional in-app features include:
•Savings: Browse local cannabis deals, sales, and promo codes from area retailers, all gathered for a simple, streamlined experience.
•Helpful product information: Learn more about individual products, find out which activities to pair them with, and browse reviews from fellow cannabis consumers.
•Strains: Explore new and popular cannabis strains based on reported effects and flavors, descriptions, historical data, and peer reviews.

•Stay in the loop: Receive helpful and personalized notifications about price drops on favorite items, new products from brands, new neighborhood retailers, and more.
•Maps: Use interactive maps to locate retailers and delivery services, as well as view live menus, prices, and business hours.
“Weedmaps has been a pioneer in the cannabis tech space for more than 13 years now, and we’re ready to continue on that path as we watch large corporations such as Apple begin to accept and embrace cannabis legalization,” Dean said.
Customers 21 and older with an Apple iOS device can download the Weedmaps app from the App Store.
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About WM Technology, Inc.
WM Technology, Inc.’s (Nasdaq: MAPS) mission is to power a transparent and inclusive global cannabis economy. Now in its second decade, WM Technology has been a driving force behind much of the legislative change we’ve seen in the past 10 years.
Founded in 2008, WM Technology, is a leading technology and software infrastructure provider to the cannabis industry, comprising a B2C platform, Weedmaps, and B2B software, WM Business. The cloud-based SaaS solutions from WM Business provide an end-to-end operating system for cannabis retailers. WM Business’ tools support compliance with the complex, disparate, and constantly evolving regulations applicable to the cannabis industry. Through its website and mobile apps, WM Technology provides consumers with the latest information about cannabis retailers, brands, and products, facilitating product discovery and driving engagement with our retail and brand customers.
WM Technology holds a strong belief in the power of cannabis and the importance of enabling safe, legal access to consumers worldwide. Since inception, WM Technology has worked tirelessly, not only to become the most comprehensive platform for consumers, but to build the software solutions that power businesses compliantly in the space, to advocate for legalization, social equity, and licensing in many jurisdictions, and to facilitate further learning through partnering with subject matter experts on providing detailed, accurate information about the plant.
Headquartered in Irvine, California, WM Technology supports remote work for all eligible employees. Visit us at www.weedmaps.com.
Contacts:
Laura-may Keohane, PR Manager
press@weedmaps.com